Exhibit 99.1

Press Release
September 19, 2017
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides Third Quarter 2017 Guidance and

Announces Third Quarter 2017 Cash Dividend

FORT WAYNE, INDIANA, September 19, 2017 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided third quarter 2017 earnings guidance in the range of $0.61 to $0.65 per diluted share, which includes estimated charges of $8 million (before taxes), or approximately $0.02 per diluted share, related to the company’s third quarter 2017 debt refinancing activities.  Excluding these charges, the company’s estimated adjusted third quarter 2017 earnings guidance is in the range of $0.63 to $0.67 per diluted share.

Comparatively, the company’s sequential second quarter 2017 earnings were $0.63 per diluted share and prior year third quarter earnings were $0.64 per diluted share.

Third quarter 2017 profitability from the company’s steel operations is expected to be similar to sequential second quarter results, based on somewhat higher shipments being offset by metal spread compression.  Average quarterly steel product pricing is expected to be fairly consistent; while average scrap costs are expected to be higher, as continued high levels of steel imports dampen the ability for domestic steel prices to keep pace with raw material costs.  The company’s flat roll operations anticipate lower sequential earnings due to metal spread compression.  The company’s long product operations anticipate higher sequential earnings based on improved engineered bar, structural, and merchant steel shipments.  Demand from the construction sector remains strong, and the energy sector is continuing to strengthen.  Demand from the domestic automotive sector has softened, but the company’s steel operations continue to gain market share.

Third quarter 2017 profitably for the company’s metals recycling platform is also expected to remain steady compared to the sequential second quarter, based on comparable shipments and some metal spread expansion from higher third quarter scrap selling values.

Continued strong demand for the company’s fabricated steel joist and deck products is an indicator that the non-residential construction market is continuing a positive growth trend.  Third quarter 2017 earnings from the company’s fabrication business are expected to be steady with sequential second quarter results, based on steady shipments and metal spread, as improved average selling values are expected to keep pace with higher steel input costs.

Cash Dividends

The company’s board of directors has declared a quarterly cash dividend of $0.1550 per common share.  The dividend is payable to shareholders of record at the close of business on September 30, 2017, and is payable on or about October 12, 2017.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500